UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 25, 2008

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Urologix, Inc. (the “Company”) entered into a letter agreement dated February 22, 2008 with Fred B. Parks that became effective February 25, 2008 (the “Letter Agreement”).

Pursuant to the Letter Agreement, Mr. Parks resigned as the Company’s Chief Executive Officer, Chairman of the Board of Directors, and a director as of February 25, 2008. From February 26, 2008 to May 25, 2008, Mr. Parks will continue as an employee of the Company at his regular base salary, but will not be an “executive officer” of the Company. On May 25, 2008, Mr. Parks’ employment with the Company will terminate. Following termination of his employment, Mr. Parks will receive two-thirds of his base pay for an 18 month period and COBRA coverage beginning on June 1, 2008 for a period of up to 18 months. The Company will also make a lump sum payment to Mr. Parks of accrued unused time off with the first payroll following May 25, 2008. Further, under the Letter Agreement, Mr. Parks’ vested options as of May 25, 2008 will continue to be exercisable until the earlier of November 26, 2009 or the expiration date of such options. The Letter Agreement superseded that certain Employment Letter Agreement dated September 29, 2003, as amended July 19, 2004 between Mr. Parks and the Company, except that certain obligations relating to assignment of inventions, confidential information and non-competition will continue. The Letter Agreement also contains general releases in favor of the Company.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02.

Concurrently with Mr. Parks’ resignation, the Board of Directors appointed Mitchell Dann as a director, the Chairman of the Board of Directors, and the Company’s Interim Chief Executive Officer. Mr. Dann was appointed to serve a term as a director ending at the Company’s Annual Meeting of Shareholders following fiscal year 2009.

Mr. Dann is a co-founder of the Company and served as a director from its inception in 1991 until 2005. In 2000, Mr. Dann founded Sapient Capital. Mr. Dann is currently the managing member of Sapient Capital Management, L.L.C., the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Mr. Dann has over 25 years of experience working with medical device companies as an investor, entrepreneur, executive, adviser and board member. Mr. Dann also serves as a member of the board of directors of TranS1 Inc., a publicly-held medical device company. Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Additionally, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, Mr. Dann’s compensation as Interim Chief Executive Officer, which was determined through resolution. Under this compensation arrangement, Mr. Dann has elected not to receive cash compensation for his service as Interim Chief Executive Officer, but will be reimbursed for expenses incurred in connection with his service to the Company. Further, the Compensation Committee recommended, and the Board of Directors approved, the grant to Mr. Dann of a ten-year non-qualified stock option to purchase 40,000 shares of the Company’s common stock under the Company’s 1991 Stock Option Plan. The option has an exercise price equal to the fair market value of one share of the Company’s common stock as of the date of grant, is vested with respect to 10,000 shares on the date of grant and with respect to the remaining 30,000 shares, vests as to 10,000 shares on the 30, 60 and 90 day anniversaries of the date of grant, provided that Mr. Dann is serving as the Company’s Interim Chief Executive Officer as of such vesting dates.

On February 25, 2008, the Board of Directors also appointed William M. Moore to the Board of Directors. Mr. Moore was appointed to serve a term ending at the Company’s Annual Meeting of Shareholders following fiscal year 2008. Neither Mr. Dann nor Mr. Moore were named to any committees of the Board of Directors at the time of their appointment. The Board of Directors anticipates naming Mr. Moore to one or more committees of the Board of Directors after further review of committee requirements and assignments. Each of Messrs. Dann and Moore were granted a non-qualified option to purchase 10,000 shares of the Company’s common stock under the Company’s 1991 Stock Option Plan, with an exercise price equal to the fair market value of one share of the Company’s common stock as of the date of grant. The options granted to Messrs. Dann and Moore as directors are vested in full on the date of grant and will have other terms applicable to stock options automatically granted to non-employee directors under the 1991 Stock Option Plan.

On February 25, 2008, the Company issued a press release relating to the foregoing matters, which press release is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement between Urologix, Inc. and Fred B. Parks dated February 22, 2008 and effective February 25, 2008.

99.1	Press Release issued on February 25, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Elissa J. Lindsoe
Elissa J. Lindsoe
Chief Financial Officer

Date: February 29, 2008